UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2009
______________

LIQUID FINANCIAL ENGINES, INC.
(Exact name of registrant as specified in its charter)
______________

Florida	333-156056	26-3439890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
580 St. Kilda Road - Level 8, Melbourne, Victoria, Australia 3004
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) 011-613-8532 2800

250 Montgomery Street, Suite 1200, San Francisco, CA 94104
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

Description of Current Business Plans and Activities

The following is a description of the Company’s current business plans and activities.

Liquid Financial Engines (LFE or the Company) is primarily engaged in mineral exploration for gold and copper in the Lao Peoples Democratic Republic (Lao P.D.R or Laos).  Laos is known by the Company to have significant potential for gold and copper discoveries and is a highly under explored nation with respect to all mineral commodities. Laos has a long history of artisanal mining for gold and copper and numerous occurrences of these commodities have been recorded throughout the country. Only recently has Laos initiated a unified national geological and mineral resource knowledge database. The Laos government now sees the development of this knowledge combined with foreign investment into mineral exploration and development as integral to the future economy of Laos.

Current successful foreign owned mining operations in Laos, which are not affiliated with the Company, are the Sepon Copper Gold Mine in lower central Laos which produces approximately 65,000 tonnes of copper cathode and 100,000 ounces of gold per year and the Phu Kham mine in central northern Laos which is currently producing 60,000 tonnes of copper in concentrate and approximately 60,000 ounces of gold and 400,000 ounces of silver. Other smaller operations also exist throughout Laos as joint ventures between Laos and Vietnam or China.

 LFE considers Laos to be one of the few remaining countries in the world that has favourable geology in under explored areas containing high potential for world class undiscovered gold and copper ore bodies. Utilising this knowledge, in conjunction with management’s prior experience in operating exploration logistics within Laos, has led the Company to pursue the many opportunities available in this country. LFE has built significant relationships with the Lao government and local Lao contractors and is actively developing partnerships with these stakeholders.  Relationships with these key stakeholders are considered integral for any successful mineral exploration venture in Laos.

LFE senior management has hosted the Honourable Dr. Sinlavong Khoutphaythoune, Minister of Planning and Investment, Lao P.D.R and the Honourable Mr. Houmpheng Souralay, Director General, Department for Promotion & Management of Domestic & Foreign Investment, Lao P.D.R early in 2009 at the Company’s head office in Melbourne, Australia. The purpose of this visit was to outline the Company’s capabilities through a presentation of other successful projects that the Company’s senior management has previously been involved with. LFE also outlined its strategy for Laos mineral exploration and its willingness to work with the Lao people and the Laos government. The Minister and the Director General were extremely pleased with LFE’s intentions and expressed a strong desire to help LFE achieve its goals.

LFE senior management has also met with the Honourable Mr. Soulivong Daravong, Minister for Energy and Mines, Mr. Vilayvanh Phomkhe, Governor of Savannakhet Province and Mr. Thonekeo Phoutthakayalath, Director, Department of Energy and Mines, Savannakhet Province. LFE met with these senior government officials in Vientianne the capital city of Laos to outline the Company’s intentions and seek governmental support. LFE management were very well received and strongly encouraged to begin exploration activities in Laos.

LFE has an office and an experienced mineral exploration team based in the capital city Vientianne. Exploration activities officially begun in September 2009 and the Company is quickly rationalising target mineralisation styles for project generation and defining appropriate regions in which to stake mineral claims. The current exploration strategy is to target gold deposits which are ideally greater than 1 million ounces of gold, and copper deposits greater than 800,000 tonnes of contained copper. The following mineralisation styles have been targeted as the most prospective in Laos:

  Sediment Hosted Au, Carlin Style Au, i.e. Sepon Mine, Laos.
  Epithermal Au, i.e Chatree Mine, Thailand.
  Granite Related, Hydrothermal/Mesothermal Au, i.e Lak Sao area, Laos.
  Skarn Cu/Au, i.e Phu Kham Mine, Laos.
  Supergene Exotic Cu, i.e. Sepon Mine, Laos.
  Porphyry Au/Cu/Mo, i.e. Sepon Mine, Laos.

LFE has commenced an intensive six months project generation period after which priority targets will be ranked and associated mineral claims lodged with the Laos government. LFE will then operate through a wholly owned Laos subsidiary Company based in Vientianne, Lao P.D.R.

Cautionary “Safe Harbour” Statement under the United States Private Securities Litigation Reform Act of 1995.

Certain information contained in this Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“the Act”). In order to obtain the benefits of the “safe harbor” provisions of the Act for any such forward-looking statements, we wish to caution investors and prospective investors about significant factors which, among others, are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Form 8-K contains forward-looking statements relating to the results of the Company’s planned mineral exploration activities. Actual results may differ as a result of factors over which we have no control, including, without limitation, the risks of mineral exploration and development stage projects, political risks of development in foreign countries, risks associated with environmental and other regulatory matters, mining risks and competitors, the volatility of gold and copper prices and movements in foreign exchange rates.

Stock Split

The Board of Directors of Liquid Financial Engines., a Florida corporation, approved an eight for one stock split in the form of a stock dividend. A record date for the stock split of October 23, 2009 has been set for the stock split.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUID FINANCIAL ENGINES, INC.

Date:	September 30, 2009	By:	/s/ Peter Lee
		Name:	Peter Lee
		Title:	CFO & Secretary